EXHIBIT 99.2

Notice Concerning Trading in National Penn Bancshares, Inc. Common Stock

To:	All National Penn Bancshares, Inc. and National Penn Bank Directors
All National Penn “Executive Officers”

From:	H. Anderson Ellsworth

Date:	May 20, 2005

For the reasons discussed below, National Penn Bancshares, Inc. is announcing a “black-out” period under its Capital Accumulation Plan (the “Plan”), a 401(k) plan, that will begin on July 1, 2005 and is expected to end during the week of July 25, 2005.

Section 306(a) of the Sarbanes-Oxley Act of 2002 is designed to assure that corporate directors and executive officers, and employees generally, are treated in the same manner at the time of any temporary suspension, in a plan such as a 401(k) plan, of trading activities in company stock for employees generally. Section 306(a) applies to the July 2005 black-out period under the Plan.

Accordingly, National Penn is also announcing the same “black-out” period (beginning July 1, 2005 and expected to end during the week of July 25, 2005) for all National Penn and National Penn Bank directors and all National Penn “executive officers” (collectively, all National Penn Section 16 reporting persons). During this period, no such person may buy or sell any shares of National Penn common stock, even if otherwise permitted at the time by the National Penn Insider Trading Policy. The black-out period for Section 16 reporting persons will end at the same time the black-out period ends for employees under the Plan. During the week of July 25, you can contact me for an update. However, I will advise each of you of the ending date as soon as it is established.

Reasons for the 401(k) Plan Black-Out Period

The Plan will be changing (a) its valuation dates from a monthly valuation program to a daily valuation program and (b) certain of the investment options offered to participants.

As a result of these changes, Plan participants temporarily may be unable to direct or diversify investments in individual accounts in the Plan, obtain a loan from the Plan or obtain a distribution from the Plan. This period during which Plan participants may be unable to exercise these rights otherwise available under the Plan is the "black-out” period.

Prior to these changes Plan participants could direct or diversify investments, obtain a loan or a distribution as of the last business day of each calendar month. Plan participants may exercise these rights effective June 30, 2005. If the Plan was not making the changes noted above, a Plan participant could next exercise these rights effective July 29, 2005, which is the last business day of July.

It is expected that installation of the daily valuation system and change in investment options will be complete by July 29, 2005, with the result that Plan participants will be able to exercise all of their Plan rights on or before that date. However, National Penn cannot be certain of that result. Accordingly National Penn is announcing a black-out period under the Plan that will begin on July 1, 2005 and that is expected to end during the week of July 25, 2005.

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If you have any questions concerning this notice, please contact me at Reading and Philadelphia Avenues, Boyertown, PA 19512, telephone no. 610-369-6451 or by email to haellsworth@natpennbank.com.